Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investor Inquiries Daniel Noreck Chief Financial Officer TechTarget, Inc. 617-431-9449 dnoreck@techtarget.com	Media Inquiries Garrett Mann Director of Marketing TechTarget, Inc. 617-431-9371 gmann@techtarget.com

TechTarget Announces Kevin Beam will retire from the Company

Newton, MA — July 12, 2018 — Purchase intent-driven marketing and sales services company TechTarget, Inc. (Nasdaq: TTGT) today announced that Kevin Beam, President will retire from the Company effective July 24, 2018. The Company does not intend to seek a replacement for the position of President. Mr. Beam will provide his full support to the Company as he transitions his responsibilities. Mr. Beam has been with the Company since 2000 and has overseen multiple departments and business units and served in several roles.

“I sincerely thank Kevin for his many years of hard work, dedication and his enormous contribution to the success of TechTarget. I wish him the best of luck in his future endeavors,” said Mike Cotoia, CEO.

“It is with mixed emotions that I have decided to retire from TechTarget. I am proud of my involvement with the founding and evolution of the company. I am optimistic about TechTarget’s prospects and I am confident that the team will continue to execute against the large market opportunity,” said Mr. Beam.

Mr. Beam’s retirement had no impact on our second quarter financial results, which we will report as scheduled on August 8, 2018.

About TechTarget

TechTarget (Nasdaq: TTGT) is the global leader in purchase intent-driven marketing and sales services that deliver business impact for enterprise technology companies. By creating abundant, high-quality editorial content across more than 140 highly targeted technology-specific websites, TechTarget attracts and nurtures communities of technology buyers researching their companies’ information technology needs. By understanding these buyers’ content consumption behaviors, TechTarget creates the purchase intent insights that fuel efficient and effective marketing and sales activities for clients around the world.

TechTarget has offices in Boston, London, Munich, Paris, San Francisco, Singapore and Sydney. For more information, visit techtarget.com and follow us on Twitter @TechTarget.

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